Marathon Petroleum Corporation Reports Third-Quarter 2015 Results

•	Reported third-quarter earnings of $948 million ($1.76 per diluted share)

•	Converted nearly 1,000 of 1,245 acquired sites to the Speedway brand since close

•	Canceled $2.2 billion Residual Oil Upgrader Expansion (ROUX) project

•	Returned $327 million of capital to shareholders, including $156 million of share repurchases

•	MarkWest combination with MPLX expected to close this year

FINDLAY, Ohio, Oct. 29, 2015 – Marathon Petroleum Corporation (NYSE: MPC) today reported 2015 third-quarter earnings of $948 million, or $1.76 per diluted share, compared with $672 million, or $1.18 per diluted share, in the third quarter of 2014. Third-quarter 2015 earnings include a $144 million pre-tax impairment charge, or $0.17 per diluted share, related to the cancellation of the ROUX project.

“Our results in the third quarter were driven by a solid performance across all of our businesses,” said Gary R. Heminger, MPC president and chief executive officer. “We were able to capture strong crack spreads in a favorable refining environment and we took advantage of our flexibility to move feedstocks and refined products throughout our system to optimize profitability when regional dislocations occurred.” Heminger said lower fuel prices facilitated refined product demand in the third quarter, further contributing to MPC’s strong results.

Heminger also highlighted strong performance in the quarter from Speedway, MPC's retail subsidiary. “Speedway benefited from higher light-product margins, and its peer-leading merchandise model drove higher profitability compared to last year,” Heminger said. “One year after its acquisition of its East Coast retail assets, Speedway is significantly ahead of schedule in converting the acquired stores, with nearly 1,000 of the 1,245 new locations converted to its brand and operating system. These acquired locations are performing well and to date we have captured more than double the expected synergies of $75 million."

“We continue to implement our strategy of growing the more stable cash-flow segments of our business, and our sponsored master limited partnership MPLX LP continues to be an important part of that strategy,” added Heminger. “We look forward to finalizing the combination of MPLX and MarkWest Energy Partners, L.P. later this year.”

Announced in mid-July, the combination will create one of the industry’s largest master limited partnerships (MLPs). “Through this transaction, we will combine MarkWest’s robust organic growth opportunities with MPC’s large and growing $1.6 billion inventory of MLP-qualifying earnings before interest, taxes, depreciation and amortization," said Heminger. "This growth will also be supported by MPC's and MPLX’s strong financial position, creating a large-cap, diversified MLP with an attractive distribution growth profile over an extended period of time. The strategic combination will drive substantial long-term value for the unitholders of both partnerships and MPC shareholders.”

Heminger noted that at the time MPLX announced its combination with MarkWest, the partnership provided distribution growth guidance through 2019. "MPLX remains committed to the growth profile provided in that guidance," Heminger said. "Given the significant change in MLP valuations and the resultant higher yield environment the sector has experienced recently, we now expect dropdown transactions or some form of MPC support as early as 2016."

Consistent with the previous guidance of a 25 percent compound annual distribution growth rate for the combined entity through 2017, Heminger said MPLX expects distribution growth of 25 percent in 2016.

“As we continue to focus on maximizing our shareholders’ long-term returns, we have continued our disciplined, balanced approach to investing in the business and returning capital to our investors,” said Heminger. He noted that an important element of the company’s capital discipline is to monitor market conditions and ensure investments reflect the best long-term, risk-adjusted returns to shareholders. In February, MPC announced it would defer the final investment decision on its proposed ROUX project at its Garyville, La., refinery in order to evaluate the implications of market conditions on the project. “While we still believe the ROUX is an excellent project to enhance MPC's platform, we constantly evaluate market conditions, and at this time we have decided to cancel the project," Heminger said. "We will look to deploy this capital on projects providing superior return prospects.” As a result, the company recorded a $144 million impairment charge in the third quarter to write off the costs capitalized to date on the project, including front-end engineering and long lead-time equipment.

Heminger also noted that MPC returned $327 million of capital to shareholders during the quarter. The company purchased $156 million of its shares, and approximately $3 billion remains under its total of $10 billion of share repurchase authorizations. The company also paid dividends of $171 million. MPC declared a $0.32 per share dividend, which was increased 28 percent last quarter, resulting in a 31.5 percent compound annual growth rate since the company became independent in June 2011.

“We continue our efforts to remain a leader in our industry through all cycles by focusing on operational excellence and optimizing our refining system," said Heminger. "We will continue to grow our stable cash flow through our retail and midstream businesses, taking a disciplined approach to capital allocation and delivering significant value to our shareholders through our sponsorship of MPLX.”

Segment Results

Total income from operations was $1.55 billion in the third quarter of 2015, compared with $1.06 billion in the third quarter of 2014.

	Three Months Ended September 30
(In millions)	2015	2014
Income from Operations by Segment
Refining & Marketing	$1,457	$971
Speedway	243	119
Pipeline Transportation	72	69
Items not allocated to segments:
Corporate and other unallocated items	(77)	(76)
Pension settlement expenses	(2)	(21)
Impairment - cancellation of ROUX project	(144)	—
Income from operations	$1,549	$1,062

Refining & Marketing

Refining & Marketing segment income from operations was $1.46 billion in the third quarter of 2015, compared with $971 million in the third quarter of 2014. The increase in the quarter’s results compared to third quarter 2014 was primarily due to a $2.72 per barrel increase in gross margin, resulting from higher crack spreads, favorable effects on crude oil acquisition prices due to changes in market structure and more favorable product price realizations compared to the spot market reference prices. These increases were partially offset by less favorable crude oil acquisition costs relative to benchmark Light Louisiana Sweet crude oil, the effect of lower overall commodity prices on volumetric gains and the price differential of charge and blend stock relative to crude oil. The Chicago and Gulf Coast Light Louisiana Sweet 6-3-2-1 blended crack spread increased from $8.70 per barrel in the third quarter of 2014 to $12.18 per barrel in the third quarter of 2015.

Speedway

Speedway segment income from operations was $243 million in the third quarter of 2015, compared with $119 million in the third quarter of 2014. This increase was primarily the result of the addition of the newly acquired locations as well as higher light product and merchandise margins from the legacy stores, partially offset by higher operating and other expenses. Speedway's consolidated light product margin increased to 21.46 cents per gallon in the third quarter of 2015, from 15.96 cents per gallon in the third quarter of 2014.

Pipeline Transportation

Pipeline Transportation segment income from operations, which includes all of MPLX’s operations, was $72 million in the third quarter of 2015, compared with $69 million for the third quarter of 2014. The increase was primarily due to higher pipeline transportation revenue reflecting higher average tariff rates and crude and light product throughput, partially offset by increased operating expenses and cost incurred in connection with the proposed MarkWest transaction.

Items Not Allocated to Segments

Corporate and other unallocated expenses of $77 million in the third quarter of 2015 were consistent with the third quarter of 2014.

During the third quarter of 2015, MPC recorded pretax pension settlement expenses of $2 million resulting from the level of employee lump-sum retirement distributions occurring during the quarter, compared with $21 million of pretax pension settlement expenses in the third quarter of 2014.

Unallocated items also included the $144 million impairment charge recorded in the third quarter of 2015 related to the cancellation of the ROUX project. The charge reflects the write-off of costs capitalized to date on the project, including front-end engineering and long lead-time equipment.

Strong Financial Position and Liquidity

On Sept. 30, the company had $2.0 billion in cash and cash equivalents, an unused $2.5 billion revolving credit agreement and approximately $800 million of availability on its undrawn $1.3 billion trade receivables securitization facility. Availability under the trade receivables facility is a function of eligible accounts receivable, which will be lower in a sustained lower refined product price environment. Given the current refined product price environment, the company has lowered the notional amount of the facility to $1 billion. The company’s liquidity should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders.

Conference Call

At 10 a.m. EDT today, MPC will hold a webcast and conference call to discuss the reported results and provide an update on company operations. Interested parties may listen to the conference call on MPC's website at http://www.marathonpetroleum.com by clicking on the "2015 Third-Quarter Financial Results" link. Replays of the conference call will be available on the company's website through Wednesday, Nov. 11. Financial information, including the earnings release and other investor-related materials, will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation's fourth-largest refiner, with a crude oil refining capacity of approximately 1.7 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,600 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation's second-largest convenience store chain, with approximately 2,760 convenience stores in 22 states. MPC also owns, leases or has ownership interests in approximately 8,300 miles of pipeline. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC's fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company's distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:
Geri Ewing (419) 421-2071
Teresa Homan (419) 421-2965

Media Contacts:
Chuck Rice (419) 421-2521
Jamal Kheiry (419) 421-3312

References to Earnings
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (“MPC”) and MPLX LP (“MPLX”). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC and MPLX. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” "objective," “expect,” “forecast,” "guidance," “imply”, "plan," “project,” "potential," “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. In addition to other factors described herein that could cause MPLX’s results to differ materially from those implied in these forward-looking statements, negative capital market conditions, including a persistence or increase of the current yield on common units, which is higher than historical yields, could adversely affect MPLX’s ability to meet its distribution growth guidance, particularly with respect to the later years of such guidance. Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: risks described below relating to the MPLX/MarkWest Energy, L.P. (“MWE”) proposed merger; changes to the expected construction costs and timing of pipeline projects; volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; an easing or lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; federal and state environmental, economic, health and safety, energy and other policies and regulations; MPC’s ability to successfully integrate the acquired Hess retail operations and achieve the strategic and other expected objectives relating to the acquisition; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with Securities and Exchange Commission (SEC). Factors that could cause MPLX's actual results to differ materially from those in the forward-looking statements include: the ability to complete the proposed merger of MPLX and MWE on anticipated terms and timetable; the ability to obtain approval of the transaction by the unitholders of MWE and satisfy other conditions to the closing of the transaction contemplated by the merger agreement; risk that the synergies from the MPLX/MWE transaction may not be fully realized or may take longer to realize than expected; disruption from the MPLX/MWE transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of MWE or MPLX, as applicable; the adequacy of MPLX's and MWE's respective capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute their business plans and implement their growth strategies; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; volatility in and/or degradation of market and industry conditions; completion of pipeline capacity by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under MPLX’s commercial agreements; each company’s ability to successfully implement its growth plan, whether through organic growth or acquisitions; modifications to earnings and distribution growth objectives; federal and state environmental, economic, health and safety, energy and other policies and regulations; changes to MPLX’s capital budget; other risk factors inherent to MPLX or MWE’s industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with the SEC; and the factors set forth under the heading "Risk Factors" in MWE's Annual Report on Form 10-K for the year ended Dec. 31, 2014, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the SEC. These risks, as well as other risks associated with MPLX, MWE and the proposed transaction are also more fully discussed in the preliminary joint proxy statement and prospectus included in the registration statement on Form S-4 filed with the SEC by MPLX on August 18, 2015, as amended. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC's Form 10-K, in MPLX’s Form 10-K, or in MWE’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MWE’s Form 10-K are available on the SEC website, MWE’s website at http://investor.markwest.com or by contacting MWE’s Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions, except per-share data)	2015	2014	2015	2014
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$18,716	$25,438	$56,444	$75,567
Income from equity method investments	23	29	58	121
Net gain on disposal of assets	2	2	6	14
Other income	17	12	71	57
Total revenues and other income	18,758	25,481	56,579	75,759
Costs and expenses:
Cost of revenues (excludes items below)	14,165	21,935	43,575	65,571
Purchases from related parties	61	112	219	401
Consumer excise taxes	1,988	1,622	5,759	4,736
Depreciation and amortization	508	322	1,233	967
Selling, general and administrative expenses	392	342	1,143	1,004
Other taxes	95	86	296	288
Total costs and expenses	17,209	24,419	52,225	72,967
Income from operations	1,549	1,062	4,354	2,792
Net interest and other financial income (costs)	(70)	(50)	(215)	(144)
Income before income taxes	1,479	1,012	4,139	2,648
Provision for income taxes	521	333	1,439	898
Net income	958	679	2,700	1,750
Less net income attributable to noncontrolling interests	10	7	35	24
Net income attributable to MPC	$948	$672	$2,665	$1,726

Per-share data(a)
Basic:
Net income attributable to MPC per share	$1.77	$1.19	$4.93	$3.00
Weighted average shares:(b)	535	565	540	575
Diluted:
Net income attributable to MPC per share	$1.76	$1.18	$4.90	$2.98
Weighted average shares:(b)	538	569	544	579
Dividends paid	$0.32	$0.25	$0.82	$0.67

(a)	All historical share and per share data are retroactively restated on a post-split basis to reflect the two-for-one stock split in June 2015.

(b)	The number of weighted average shares for the period ended Sept. 30, 2015, reflects the impact of our share repurchases.

Supplemental Statistics (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2015	2014	2015	2014
Income from Operations by segment
Refining & Marketing	$1,457	$971	$3,979	$2,593
Speedway	243	119	538	271
Pipeline Transportation	72	69	218	222
Items not allocated to segments:
Corporate and other unallocated items	(77)	(76)	(233)	(204)
Pension settlement expenses	(2)	(21)	(4)	(90)
Impairment(a)	(144)	—	(144)	—
Income from operations	1,549	1,062	4,354	2,792
Net interest and other financial income (costs)	(70)	(50)	(215)	(144)
Income before income taxes	1,479	1,012	4,139	2,648
Provision for income taxes	521	333	1,439	898
Net income	958	679	2,700	1,750
Less net income attributable to noncontrolling interests	10	7	35	24
Net income attributable to MPC	$948	$672	$2,665	$1,726

Capital Expenditures and Investments(b)
Refining & Marketing	$298	$318	$734	$731
Speedway	130	2,707	275	2,783
Pipeline Transportation	114	224	352	418
Corporate and Other(c)	43	29	121	80
Total	$585	$3,278	$1,482	$4,012

(a) Reflects an impairment charge resulting from the cancellation of the ROUX project.
(b) The three and nine months ended Sept. 30, 2014 include $2.68 billion for the acquisition of Hess' retail operations and related assets, which is substantially all within the Speedway segment.

(c)	Includes capitalized interest of $10 million, $7 million, $26 million and $20 million, respectively.

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd)(a)(b)	2,359	2,155	2,316	2,092
Refining & Marketing (R&M) Operating Statistics
R&M refined product sales volume (mbpd)(c)	2,345	2,140	2,303	2,079
R&M gross margin (dollars per barrel)(d)	$17.27	$14.55	$16.08	$15.02
Crude oil capacity utilization (percent)(e)	101	100	100	94
Refinery throughputs (mbpd):(f)
Crude oil refined	1,744	1,720	1,735	1,616
Other charge and blendstocks	168	160	170	172
Total	1,912	1,880	1,905	1,788
Sour crude oil throughput (percent)	56	52	55	52
WTI-priced crude oil throughput (percent)	20	16	20	18
Refined product yields (mbpd):(f)
Gasoline	911	864	906	851
Distillates	611	598	598	574
Propane	33	36	36	36
Feedstocks and special products	292	330	307	280
Heavy fuel oil	32	24	30	27
Asphalt	66	63	58	52
Total	1,945	1,915	1,935	1,820
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$1.37	$1.52	$0.94	$1.82
Depreciation and amortization	1.36	1.35	1.37	1.43
Other manufacturing(h)	4.17	4.33	4.12	4.96
Total	$6.90	$7.20	$6.43	$8.21
R&M Operating Statistics by Region - Gulf Coast
Refinery throughputs (mbpd):(i)
Crude oil refined	1,072	1,075	1,065	989
Other charge and blendstocks	180	155	177	174
Total	1,252	1,230	1,242	1,163
Sour crude oil throughput (percent)	68	66	68	64
WTI-priced crude oil throughput (percent)	6	1	6	2
Refined product yields (mbpd):(i)
Gasoline	544	505	526	498
Distillates	408	389	386	366
Propane	25	25	26	24
Feedstocks and special products	271	310	299	275
Heavy fuel oil	16	8	14	13
Asphalt	19	19	16	13
Total	1,283	1,256	1,267	1,189
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$0.80	$1.15	$0.70	$1.77
Depreciation and amortization	1.07	1.10	1.09	1.16
Other manufacturing(h)	4.00	4.11	3.92	4.86
Total	$5.87	$6.36	$5.71	$7.79

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
R&M Operating Statistics by Region - Midwest
Refinery throughputs (mbpd):(i)
Crude oil refined	672	645	670	627
Other charge and blendstocks	28	38	33	43
Total	700	683	703	670
Sour crude oil throughput (percent)	36	30	35	33
WTI-priced crude oil throughput (percent)	43	41	42	42
Refined product yields (mbpd):(i)
Gasoline	367	359	380	353
Distillates	203	209	212	208
Propane	10	13	11	13
Feedstocks and special products	59	51	46	49
Heavy fuel oil	16	16	17	14
Asphalt	47	44	42	39
Total	702	692	708	676
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$2.30	$2.10	$1.32	$1.78
Depreciation and amortization	1.80	1.75	1.79	1.80
Other manufacturing(h)	4.25	4.51	4.24	4.82
Total	$8.35	$8.36	$7.35	$8.40
Speedway Operating Statistics(b)
Convenience stores at period-end	2,756	2,744
Gasoline and distillate sales (millions of gallons)	1,555	842	4,501	2,421
Gasoline and distillate gross margin (dollars per gallon)(j)	$0.2146	$0.1596	$0.1822	$0.1351
Merchandise sales (in millions)	$1,294	$870	$3,669	$2,422
Merchandise gross margin (in millions)	$358	$235	$1,028	$651
Merchandise gross margin percent	27.7%	27.0%	28.0%	26.9%
Same store gasoline sales volume (period over period)(k)	0.5%	(0.8)%	(0.3)%	(1.0)%
Same store merchandise sales (period over period)(k)(l)	3.6%	4.8%	4.7%	4.8%
Pipeline Transportation Operating Statistics
Pipeline throughputs (mbpd):(m)
Crude oil pipelines	1,363	1,265	1,324	1,244
Refined products pipelines	896	839	907	843
Total	2,259	2,104	2,231	2,087

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.

(b)	Includes the impact of Hess' retail operations and related assets beginning on the Sept. 30, 2014 acquisition date.

(c)	Includes intersegment sales.

(d)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs.

(e)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(f)
Excludes inter-refinery volumes of 40 mbpd and 33 mbpd for third quarter 2015 and 2014, respectively, and 40 mbpd and 45 mbpd for the nine months ended September 30, 2015 and September 30, 2014, respectively.

(g)	Per barrel of total refinery throughputs.

(h)	Includes utilities, labor, routine maintenance and other operating costs.

(i)	Includes inter-refinery transfer volumes.

(j)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.

(k)	Same store comparison includes only locations owned at least 13 months, and therefore excludes locations acquired from Hess.

(l)	Excludes cigarettes.

(m)	On owned common-carrier pipelines, excluding equity method investments.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2015	2014	2015	2014
Segment EBITDA(a)
Refining & Marketing	$1,726	$1,228	$4,783	$3,375
Speedway	306	152	726	361
Pipeline Transportation	92	89	277	280
Total Segment EBITDA(a)	2,124	1,469	5,786	4,016
Total segment depreciation & amortization	(352)	(310)	(1,051)	(930)
Items not allocated to segments(b)	(223)	(97)	(381)	(294)
Income from operations	1,549	1,062	4,354	2,792
Net interest and other financial income (costs)	(70)	(50)	(215)	(144)
Income before income taxes	1,479	1,012	4,139	2,648
Income tax provision	521	333	1,439	898
Net income	958	679	2,700	1,750
Less: Net income attributable to noncontrolling interests	10	7	35	24
Net income attributable to MPC	$948	$672	$2,665	$1,726

(a)
Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

(b)	Reflects an impairment charge of $144 million resulting from the cancellation of the ROUX project for the three and nine months ended Sept. 30, 2015.

Select Financial Data (Unaudited)

(In millions)	September 30 2015	June 30 2015
Cash and cash equivalents	$2,044	$1,881
Total debt	6,692	6,698
Equity	12,925	12,290
Debt-to-total-capital ratio (percent)	34	35
Shares outstanding (millions)	534	537

Cash provided from operations (quarter ended)	$1,069	$994